UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2008

CADENCE PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33103	41-2142317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12481 High Bluff Drive, Suite 200, San Diego, California	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 436-1400

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On August 26, 2008, the Board of Directors (the “Board”) of Cadence Pharmaceuticals, Inc. (“Cadence”), appointed Todd W. Rich, M.D., to fill the vacancy that arose in June 2007, following the decision by then-director Alain B. Schreiber, M.D., not to seek re-election as a member of the Board. Based upon the recommendation of the Board’s Nominating/Corporate Governance Committee, Dr. Rich was appointed as a Class I director, with an initial term expiring at the 2010 annual meeting of Cadence stockholders. Dr. Rich has been determined by the Board to be independent within the meaning of the independent director standards of the Securities and Exchange Commission and Nasdaq Stock Market, Inc.

In connection with his appointment to the Board, Dr. Rich will be entitled to receive compensation consistent with that of Cadence’s other non-employee directors under Cadence’s Director Compensation Policy, as such policy may be amended from time to time. In accordance with the Director Compensation Policy, Dr. Rich has been granted an option to purchase 25,000 shares of Cadence’s common stock for his service as a director.

There are no arrangements or understandings between Dr. Rich and any other person pursuant to which he was selected to serve on the Board. There are no transactions in which Cadence or any of its subsidiaries is a party and in which Dr. Rich has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2008	CADENCE PHARMACEUTICALS, INC.

	By:	/s/ William R. LaRue
	Name:	William R. LaRue
	Title:	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary